CERTIFICATE OF AMENDMENT
                                       TO
                          CERTIFICATE OF INCORPORATION
                                       OF
                               AVTR SYSTEMS, INC.


         AVTR Systems, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, (the "Corporation"), DOES HEREBY CERTIFY:

         FIRST: By the unanimous consent of the directors of the Corporation a resolution was duly adopted setting forth a proposed amendment to the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and seeking the consent of the majority of the shareholders of said corporation to adopt such amendment to the Certificate of Incorporation, pursuant to Sections 228 and 242 of the Delaware General Corporation Law. The resolution setting forth the proposed amendment is as follows:

         RESOLVED, that ARTICLE IV of the Certificate of Incorporation be amended to include the following provision:

         Effective upon the Corporation filing an Amendment to the Certificate of Incorporation ("Effective Date") in the office of the Secretary of State of Delaware, each forty (40) shares of Common Stock, $.00005 par value per share, outstanding on the Effective Date will be changed into one (1) fully paid and nonassessable share of Common Stock, $.00005 par value per share; and that after the Effective Date, each holder of record of one or more certificates representing shares of the old Common Stock shall be entitled to receive one or more certificates representing the proportionate number of shares of new Common Stock on surrender of a stockholder's old certificates for cancellation. If a stockholder shall be entitled to a number of new shares of Common Stock which is not a whole number, then the number of new shares of Common Stock issued to the Stockholder shall be rounded up to the nearest whole number in lieu of such fractional share.

         "The aggregate number of shares which the Corporation shall have the authority to issue is 10,000,000 shares of Common Stock, par value $.00005 per share."

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         SECOND:  that a majority of the Stockholders have given their written consent to the above amendments in lieu of a meeting in accordance with the provisions of Section 228 of the Delaware General Corporation Law;

         THIRD: that the aforesaid amendment shall be duly adopted in accordance with the applicable Section 242 and 228 of the Delaware General Corporation Law.

         FOURTH: that the capital of the Corporation shall not be reduced under or by reason of said amendment.

         FIFTH: that this amendment shall become effective upon its filing in the office of the Secretary of State of Delaware, and the record date being March 19, 1999 for the one (1) for forty (40) (1:40) reverse stock split of the Company's issued and outstanding shares of Common Stock.

         IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be hereunto affixed and this Certificate to be signed by its President and Secretary, this 12 day of March, 1999.

                                                AVTR SYSTEMS, INC.



Attest: /s/ Corinne Salzman                    BY:  /s/ James Fallacaro
        ---------------------------                 -------------------------
         Corinne Salzman, Secretary                 James Fallacaro, President


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